Exhibit 99.1

CONTACT:	John Hyre, Investor Relations
Commercial Vehicle Group, Inc.
(614) 289-5157

FOR IMMEDIATE RELEASE

COMMERCIAL VEHICLE GROUP ANNOUNCES

THIRD QUARTER 2012 RESULTS

NEW ALBANY, OHIO, October 31, 2012 – Commercial Vehicle Group, Inc. (Nasdaq: CVGI) today reported revenues of $204.8 million for the third quarter of 2012, a decrease of approximately 5.6% compared to $216.9 million for the prior-year period. Operating income for the third quarter of 2012 was $8.9 million compared to $13.5 million for the third quarter of 2011. Net income was $30.5 million for the third quarter, or $1.07 per diluted share, compared to $7.4 million, or $0.26 per diluted share in the prior-year quarter. Included in the third quarter of 2012 results is an income tax benefit of approximately $27.0 million primarily related to the release of the Company’s domestic deferred tax asset valuation allowance.

“The decline in our revenues for this quarter compared to the run rates we experienced in the first half of the year is evidence of the softening we had earlier predicted in some of our key end markets,” said Mervin Dunn, President and CEO of Commercial Vehicle Group. “Despite some anticipated near-term softness, we still believe our Company is well positioned and our strategy is sound for the long-term. We will continue to stay focused on our strategic growth initiatives as we do not expect near-term fluctuating market conditions to prohibit CVG from achieving our longer-term strategic objectives,” added Mr. Dunn.

The Company did not have any outstanding borrowings under its asset-based revolver at September 30, 2012 and, as a result, was not subject to any financial maintenance covenants. In addition, the Company had approximately $99.5 million of cash on its balance sheet at September 30, 2012 with an additional $37.0 million of availability under its asset-based revolver for total liquidity availability of approximately $136.5 million.

“With the recent trends of market softening, we will be focused on utilizing our variable cost structure and adjusting our operations and cost structure accordingly without compromising the foundation we’ve established for achieving our long term growth objectives,” said Chad Utrup, Chief Financial Officer of Commercial Vehicle Group. “We did record a large tax benefit during the quarter related to the reversal of certain domestic deferred tax valuation allowances. As we’ve indicated in the past, the valuation allowances may be adjusted accordingly from time to time as our deferred tax assets are deemed usable in the future. We do have additional valuation allowances in foreign jurisdictions which we will continue to evaluate as we move forward,” added Mr. Utrup.

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A conference call to discuss the contents of this press release is scheduled for Thursday, November 1, 2012, at 10:00 a.m. ET. To participate, dial (888) 713-4211 using access code 36308119. You can pre-register for the conference call and receive your pin number at:

https://www.theconferencingservice.com/prereg/key.process?key=PYDLGJ7HP

This call is being webcast by Thomson/CCBN and can be accessed at Commercial Vehicle Group’s Web site at www.cvgrp.com.

A replay of the conference call will be available for a period of two weeks following the call. To access the replay, dial (888) 286-8010 using access code 54925146.

About Commercial Vehicle Group, Inc.

Commercial Vehicle Group, Inc. is a leading supplier of a full range of cab related products and systems for the global commercial vehicle market, including the heavy-duty (Class 8) truck market, the construction, military, bus and agriculture markets and the specialty transportation markets. Our products include static and suspension seat systems, electronic wire harness assemblies, controls and switches, cab structures and components, interior trim systems (including instrument panels, door panels, headliners, cabinetry and floor systems), mirrors and wiper systems specifically designed for applications in commercial vehicles. The Company is headquartered in New Albany, OH with operations throughout North America, Europe, Asia and Australia. Information about the Company and its products is available on the internet at www.cvgrp.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. In particular, this press release may contain forward-looking statements about Company expectations for future periods with respect to fluctuations in our end markets, achievement of long-term growth objectives, growth and margin enhancement initiatives, valuation allowances in foreign jurisdictions and the Company’s financial position or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) general economic or business conditions affecting the markets in which the Company serves; (ii) the Company’s ability to develop or successfully introduce new products; (iii) risks associated with conducting business in foreign countries and currencies; (iv) increased competition in the heavy-duty truck market; (v) the Company’s failure to complete or successfully integrate strategic acquisitions; (vi) the impact of changes in governmental regulations on the Company’s customers or on its business; (vii) the loss of business from a major customer or the discontinuation of particular commercial vehicle platforms; (viii) the Company’s ability to obtain future financing due to changes in the lending markets or its financial position; (ix) the Company’s ability to comply with the financial covenants in its revolving credit facility; and (x) various other risks as outlined under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for fiscal year ending December 31, 2011. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	(In thousands, except per share amounts)		(In thousands, except per share amounts)
Revenues	$204,824	$216,909	$684,559	$606,194
Cost of Revenues	178,419	187,087	583,920	523,980

Gross Profit	26,405	29,822	100,639	82,214
Selling, General and Administrative Expenses	17,445	16,210	53,989	48,427
Amortization Expense	91	65	275	255
Restructuring Costs	—	—	—	542

Operating Income	8,869	13,547	46,375	32,990
Interest and Other Expense	5,342	5,332	15,854	14,381
Loss on Early Extinguishment of Debt	—	—	—	7,448

Income Before (Benefit) Provision for Income Taxes	3,527	8,215	30,521	11,161
(Benefit) Provision for Income Taxes	(26,946)	839	(25,097)	2,677

Net Income	30,473	7,376	55,618	8,484
Less: Non-controlling interest in subsidiary’s loss	(28)	—	(43)	—

Net Income Attributable to CVG Stockholders	$30,501	$7,376	$55,661	$8,484

Earnings per Common Share:
Basic	$1.08	$0.27	$1.98	$0.31

Diluted	$1.07	$0.26	$1.96	$0.30

Weighted Average Shares Outstanding:
Basic	28,172	27,768	28,171	27,767

Diluted	28,461	28,152	28,410	28,187

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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share amounts)

	September 30,	December 31,
	2012	2011
	(Unaudited)	(Unaudited)
	(In thousands, except share and per share amounts)
Assets
Current Assets:
Cash	$99,543	$87,955
Accounts receivable, net of reserve for doubtful accounts of $3,105 and $3,867, respectively	131,155	130,297
Inventories	90,684	79,423
Deferred income taxes	8,843	1,837
Other current assets	8,268	7,470

Total current assets	338,493	306,982

Property, plant and equipment, net of accumulated depreciation of $116,795 and $109,403, respectively	81,128	76,672
Intangible assets, net	7,065	7,315
Deferred income taxes	21,401	—
Other assets, net	14,988	15,915

Total assets	$463,075	$406,884

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$72,378	$74,239
Accrued liabilities	38,335	38,960

Total current liabilities	110,713	113,199

Long-term debt	250,000	250,000
Pension and other post-retirement benefits	26,166	28,013
Other long-term liabilities	2,126	2,897

Total liabilities	389,005	394,109

Stockholders’ Equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized, no shares issued and outstanding; common stock, $0.01 par value per share; 60,000,000 shares authorized; 28,174,241 and 28,170,929 shares issued and outstanding, respectively	285	285
Treasury stock purchased from employees; 428,425 and 426,870 shares, respectively	(4,072)	(4,059)
Additional paid-in capital	222,608	219,112
Retained loss	(119,093)	(174,754)
Accumulated other comprehensive loss	(25,709)	(27,818)

Total CVG stockholders’ equity	74,019	12,766
Non-controlling interest	51	9

Total stockholders’ equity	74,070	12,775

Total liabilities and stockholders’ equity	$463,075	$406,884

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